Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

W. Guy Ormsby

Executive Vice President, Chief Financial Officer

and Treasurer

(413) 594-6692

Chicopee Bancorp, Inc. Reports Year and Quarter End Results

January 30, 2009. Chicopee Bancorp, Inc. (the “Company”) (Nasdaq: CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the results of operations for the three months and year ended December 31, 2008. The Company reports a net loss for the three months ended December 31, 2008 of $139,000 with a loss per share of $0.02, contributing to the loss was an additional tax expense of $100,000 to increase the deferred tax valuation allowance as well as reducing our Charitable Foundation contribution carry-forward to an amount we estimate can be fully utilized. In addition, the fourth quarter results were affected by net interest margin compression due to a declining interest rate environment. During this period, there was also a net loss on sales of securities available-for-sale of $24,000. For the three months ended December 31, 2007 there was net income of $107,000 with earnings per share of $0.02.

For the year ended December 31, 2008, net income decreased $1.6 million to $22,000 with earnings per share of $0.00 compared to $1.6 million with earnings per share of $0.24 for the year ended December 31, 2007. The decrease in net income for the year ended December 31, 2008 is primarily due to a loss on securities available-for-sale of $57,000 compared to a gain of $835,000 in 2007. The decrease in income is also a result of twelve months of Equity Incentive Plan expense in 2008 compared to six months of expense in 2007, resulting in increased expenses of $630,000 to $1.3 million in 2008 compared to $717,000 in 2007. Also contributing to the decrease in income is the decrease in net interest margin of 25 basis points.

The Company’s assets increased by $64.2 million, or 13.8%, from $463.5 million at December 31, 2007 to $527.6 million at December 31, 2008, primarily as a result of an increase in net loans of $36.4 million and held-to-maturity securities of $22.3 million. The asset growth was funded by an increase in advances from the Federal Home Loan Bank of $58.8 million and increase in deposits of $8.5 million. Net loans increased to $416.3 million at December 31, 2008 from $379.9 million at December 31, 2007, with commercial real estate loans increasing $11.8 million, or 11.5%, and one- to four-family real estate loans increasing $10.8 million, or 7.0%, and commercial business loans increasing $8.4 million, or 18.4%.

Financial highlights include:

•

The investment portfolio increased by $19.9 million, or 56.6%, to $55.1 million as of December 31, 2008 compared to $35.2 million at December 31, 2007, primarily due to purchases of held-to-maturity securities.

•

Total deposits were $333.4 million at December 31, 2008 compared to $325.0 million at December 31, 2007, an increase of $8.5 million or 2.6%. The increase is primarily due to the increase in money market accounts of $11.8 million, or 33.1%, the increase in non-interest-bearing demand accounts of $3.8 million, or 13.8%, partially offset by the decrease in certificate accounts of $7.1 million, or 3.4%. The growth in money market and demand deposit accounts is primarily due to the increase in commercial relationships.

•

The allowance for loan losses at December 31, 2008 was $3.3 million, or 0.79% of total loans, compared to $3.1 million, or 0.80% of total loans, as of December 31, 2007. Nonperforming loans were $2.9 million at year-end, an increase of $1.9 million from December 31, 2007. This generated a ratio of non-performing loans to total loans of 0.69% and total non-performing loans to total assets of 0.55% at December 31, 2008, which compares to December 31, 2007 ratios of 0.27% and 0.22%, respectively. The increase in nonperforming loans this year was largely due to an increase of $1.7 million in nonperforming residential real estate loans. The value of the properties underlying these nonperforming residential real estate loans, based on recent independent appraisals, is $4.1 million.

•

The provision for loan losses was $9,000 for the three months ended December 31, 2008, consistent with the same period in 2007. For the year ended December 31, 2008, the provision for loan losses increased to $315,000 from $223,000 for the year ended December 31, 2007. The increase in the provision for loan losses for the year ended December 31, 2008 was primarily due to the increase in loan balances, in particular the increase in commercial real estate loans.

•

For the quarter ended December 31, 2008, the net interest margin decreased to 3.01%, as compared to 3.32% for the fourth quarter of 2007. For the year ended December 31, 2008, net interest margin was 3.10% compared to 3.35% for the year ended December 31, 2007, a decrease of 25 basis points. The net interest margin compression for both periods was a result of the decreasing interest rate environment.

•

Non-interest income was $544,000 for the quarter ended December 31, 2008 compared to $633,000 for the quarter ended December 31, 2007. The decrease during the period was primarily attributable to a net loss on sales of securities available-for-sale of $24,000 compared to a net gain of $121,000 for 2007. For the year ended December 31, 2008, non-interest income was $2.2 million, a decrease of $494,000 million or 18.2%, compared to $2.7 million for the year ended December 31, 2007. The decrease for the year ended December 31, 2008 was primarily due to a net loss on sales of securities available-for-sale of $57,000 compared to a net gain of $835,000 for 2007. Partially offsetting this decrease is the increase in service charges, fee and commissions of $404,000.

•

Non-interest expense for the three months ended December 31, 2008 was $4.3 million compared to $3.8 million for the same period in 2007. The increase of $530,000 was primarily due to expenses associated with the development of two new branches, including additional salaries and employee benefit expense of $221,000. The two new branches opened in December 2008 and January 2009. Non-interest expense for the year ended December 31, 2008 was $15.9 million, an increase of $1.7 million from $14.2 million for the same period in 2007. The increase is primarily due to the increase in Equity Incentive plan expenses of $630,000, the result of recording a full year of expense in 2008 compared to only half a year in 2007. In addition, the increase in non-interest expense for the year is associated with the costs of temporarily outsourcing the Company’s IT and Sarbanes Oxley internal audit functions and expenses connected to two new branches.

•

Income tax expense for the three months and year ended December 31, 2008 was $26,000 and $376,000 compared to $305,000 and $1.0 million, respectively, for the same periods in 2007. The decrease in income tax expense for both periods is due to decreased income before incomes taxes of $525,000 and $2.2 million, respectively.

•

Total stockholders’ equity at December 31, 2008 was $94.0 million, a decrease of $10.3 million, or 9.9%, from December 31, 2007, resulting mainly from the purchase of 787,615 shares of the Company’s common stock at a cost of $10.4 million through the Company’s stock repurchase program. The Company’s book value per share increased 15 basis points to $14.47 at December 31, 2008 compared to $14.32 at December 31, 2007.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, six branch offices located in Chicopee, Ludlow and West Springfield in Western Massachusetts, and lending and operations center. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

(Unaudited)

	December 31, 2008	December 31, 2007
Assets

Cash and due from banks	$21,070	$5,226
Short-term investments	1,003	9,229
Federal funds sold	1,000	9,066

Total cash and cash equivalents	23,073	23,521

Securities available-for-sale, at fair value	5,451	7,864
Securities held-to-maturity, at cost (fair value $49,673 and $27,069 at December 31, 2008 and December 31, 2007, respectively)	49,662	27,324
Federal Home Loan Bank stock, at cost	4,306	1,583
Loans, net of allowance for loan losses ($3,333 at December 31, 2008 and $3,076 at December 31, 2007)	416,261	379,868
Cash surrender value of life insurance	12,144	11,675
Premises and equipment, net	10,677	7,033
Accrued interest and dividend receivable	1,577	1,752
Deferred income tax asset	2,434	1,911
Other assets	2,058	925

Total assets	$527,643	$463,456

Liabilities and Stockholders’ Equity

Deposits
Non-interest-bearing	$30,921	$27,167
Interest-bearing	302,527	297,804

Total deposits	333,448	324,971

Securities sold under agreements to repurchase	21,956	14,179
Advances from Federal Home Loan Bank	76,567	17,774
Mortgagors’ escrow accounts	1,112	1,103
Accrued expenses and other liabilities	543	1,130

Total liabilities	433,626	359,157

Commitments and contingencies

Stockholders’ Equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at December 31, 2008 and December 31, 2007)	72,479	72,479
Treasury stock, at cost (942,615 shares at December 31, 2008 and 155,000 at December 31, 2007)	(12,483)	(2,108)
Additional paid-in-capital	1,168	573
Unearned compensation (Management Reward Program)	(3,107)	(3,940)
Unearned compensation (Employee Stock Ownership Plan)	(5,059)	(5,356)
Retained earnings	42,439	42,417
Accumulated other comprehensive income (loss)	(1,420)	234

Total stockholders’ equity	94,017	104,299

Total liabilities and stockholders’ equity	$527,643	$463,456

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Interest and dividend income:
Loans, including fees	$6,060	$5,952	$23,899	$23,493
Interest and dividends on securities	307	436	1,359	1,911
Other interest-earning assets	32	168	299	701

Total interest and dividend income	6,399	6,556	25,557	26,105

Interest expense:
Deposits	2,209	2,737	9,391	10,867
Securities sold under agreements to repurchase	82	103	348	345
Other borrowed funds	439	141	1,450	571

Total interest expense	2,730	2,981	11,189	11,783

Net interest income	3,669	3,575	14,368	14,322
Provision for loan losses	9	9	315	223

Net interest income, after provision for loan losses	3,660	3,566	14,053	14,099

Non-interest income:
Service charges, fees and commissions	569	514	2,297	1,893
Loan sales and servicing	(1)	(2)	(13)	(7)
Net gain (loss) on sales of securities available-for-sale	(24)	121	(57)	835

Total non-interest income	544	633	2,227	2,721

Non-interest expenses:
Salaries and employee benefits	2,564	2,343	9,496	8,388
Occupancy expenses	324	238	1,152	1,015
Furniture and equipment	268	268	974	976
Data processing	245	193	907	746
Stationery, supplies and postage	113	100	399	356
Other non-interest expense	803	645	2,954	2,721

Total non-interest expenses	4,317	3,787	15,882	14,202

Income (loss) before income taxes	(113)	412	398	2,618
Income tax expense	26	305	376	1,018

Net income (loss)	$(139)	$107	$22	$1,600

Earnings (loss) per share: (1)
Basic	$(0.02)	$0.02	$0.00	$0.24
Diluted	$(0.02)	$0.02	$0.00	$0.24

Weighted average shares outstanding:
Basic	5,726,841	6,517,246	5,986,141	6,722,067
Diluted	5,726,841	6,520,250	5,986,427	6,737,720

(1)	The basic and diluted net loss per share for the quarter ended December 31, 2008 are equal. Common stock equivalents are excluded from the computation of diluted net loss per share for this period since the inclusion of such equivalents would be anti-dilutive.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Performance Ratios:

Return on Average Assets	-0.11%	0.09%	0.00%	0.35%
Return on Average Equity	-0.58%	0.40%	0.02%	1.48%
Interest Rate Spread	2.47%	2.41%	2.45%	2.45%
Net Interest Margin	3.01%	3.32%	3.10%	3.35%
Non-Interest Expense to Average Assets	3.30%	3.28%	3.19%	3.10%
Efficiency Ratio	102.47%	90.00%	95.70%	83.33%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	124.27%	133.26%	126.99%	133.14%
Average Equity to Average Assets	18.23%	23.06%	19.86%	23.60%

	At December 31,	At December 31,
	2008	2007
Asset Quality Ratios:

Allowance for loan losses as a percent of total loans	0.79%	0.80%
Allowance for loan losses as a percent of total nonperforming loans	114.30%	303.35%
Net charge-offs to average outstanding loans during the period	0.01%	0.01%
Nonperforming loans as a percent of total loans	0.69%	0.27%

Other Data:

Number of Offices	8	7

(1)	Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.